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Prospectus Supplement                           Filed Pursuant to Rule 424(b)(4)
To Prospectus Dated August 31, 2000                Registration No. 333-44572-01
                                                                    333-44572


                      TEXAS INSTRUMENTS TUCSCON CORPORATION
                   (FORMERLY KNOWN AS BURR-BROWN CORPORATION)
                                  $250,000,000
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007

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                         TEXAS INSTRUMENTS INCORPORATED
                        5,624,784 SHARES OF COMMON STOCK

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                  This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus, dated August 31, 2000 of Texas Instruments Tucson Corporation and Texas Instruments Incorporated relating to the offering from time to time by certain selling securityholders of (i) up to $250.0 million aggregate principal amount of 4 1/4% Convertible Subordinated Notes Due 2007 of TI Tucson, and (ii) up to 5,624,784 shares of Texas Instruments common stock, par value $1.00 per share, issuable upon conversion of the notes.

CHANGE IN SELLING SECURITYHOLDER INFORMATION

                  The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                      PRINCIPAL
                                                      AMOUNT AT
                                                     MATURITY OF
                                                         NOTES                         SHARES OF
                                                     BENEFICIALLY   PERCENTAGE OF     COMMON STOCK        PERCENTAGE OF
                                                      OWNED THAT        NOTES           THAT MAY          COMMON STOCK
NAME OF SELLING SECURITYHOLDER                        MAY BE SOLD    OUTSTANDING       BE SOLD(1)        OUTSTANDING (2)
------------------------------                       ------------   -------------     ------------       ---------------
Amsouth Equity Income Fund                           $  1,920,000         *                 43,195              *
Amsouth Variable Equity Income Fund                       710,000         *                 15,973              *
New York Life Insurance and Annuity Corporation           650,000         *                 14,623              *
New York Life Insurance Company                         6,650,000         *                149,606              *

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*        Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $44.45 per share of Texas Instruments common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes - Conversion of Notes" in the prospectus. As a result, the amount of Texas Instruments common stock issuable upon conversion of the notes may decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities and Exchange Act using 1,731,713,920 shares of Texas Instruments common stock issued and outstanding as of November 24, 2000. Assumes the number of shares of Texas Instruments common stock issuable upon conversion of all of that particular holder's notes are outstanding. However, this does not include the conversion of any other holder's notes.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is November 30, 2000.